$247,244,000
                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.
                                    Depositor
                         HOME EQUITY LOAN TRUST 1996-HS3
                         RESIDENTIAL FUNDING CORPORATION
                                 Master Servicer
               Home Equity Loan-Backed Term Notes, Series 1996-HS3



                        Supplement dated October 29, 1996
                                       to
                  Prospectus Supplement dated October 24, 1996
                                       to
                          Prospectus dated May 23, 1996




         Under  the  heading  "Summary-Interest   Payments"  in  the  Prospectus
Supplement dated October 24, 1996, the third sentence is replaced in its entirety by the following:

However, on any Payment Date on which interest accrued on the Notes during the related Interest Period exceeds an amount equal to one-twelfth of the product of
(a) the ratio of the Security Balance of the Notes to the Security Balance of the Securities multiplied by (b) the aggregate Principal Balance of the Revolving Credit Loans multiplied by (c) the Net Loan Rate Cap (as defined herein), the amount of such difference (any such amount, an "Interest Shortfall") will not be included as interest payments on the Notes for such Payment Date and such amount will accrue interest at the Note Rate on the Notes (as adjusted from time to time) and will be paid on future Payment Dates pro rata based on the Security Balance thereof only to the extent funds are available therefor as set forth herein under "Description of the Securities--Allocation of P&I Collections."

         Under the heading "Description of the Securities-Interest on the Notes" in the Prospectus Supplement, dated October 24, 1996, the third sentence is replaced in its entirety by the following:

However, on any Payment Date on which interest accrued on the Notes during the related Interest Period exceeds an amount equal to one-twelfth of the product of
(a) the ratio of the Security Balance of the Notes to the Security Balance of the Securities multiplied by (b) the aggregate Principal Balance of the Revolving Credit Loans multiplied by (c) the Net Loan Rate Cap (as defined herein), the amount of such difference (any such amount, an "Interest Shortfall") will not be included as interest payments on the Notes for such Payment Date and such amount will accrue interest at the Note Rate on the Notes (as adjusted from time to time) and will be paid on future Payment Dates pro rata based on the Security Balance thereof only to the extent funds are available therefor as set forth herein under "-Allocation of P&I Collections."

[NY01:234907.1]  16069-00369  10/28/96 9:07pm

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